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                                                                   Exhibit 10.16

                         New Hyde Park Oil Terminal, LLC
                         1900 Plaza Avenue
                         New Hyde Park N.Y. 11040
                         (516) 352 4245 - terminal
                         (631) 586 3972 - corporate



                               TERMINAL AGREEMENT

      AGREEMENT made this 1st day of October 2000, between New Hyde Park Oil Terminal, LLC, doing business at Plaza Street and Hoffman Road, New Hyde Park, New York 11040, and ClickableOil.com, Inc. 701 South Columbus Ave. Mount Vernon, NY 10550.


                                 BASIC AGREEMENT

      ClickableOil.com, Inc. (hereinafter called "ClickableOil") will deliver to New Hyde Park Oil Terminal, LLC (hereinafter called "New Hyde Park Oil Terminal"), Plaza Street and Hoffman Road, New Hyde Park, New York 11040, #2 fuel via truck transport. New Hyde Park Oil Terminal will handle, store and dispense this product for the rate of .0200 per gallon.


                                TERM OF AGREEMENT

      This Agreement is effective from the date of signature of both parties and continuing thereafter until terminated by either party upon 60 days prior written notice.


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Page 2 of 5
Terminal Agreement

                                    THRU-PUT

      New Hyde Park Oil Terminal agrees to provide ClickableOil with access to its facilities for the handling of the product during customary terminal operation hours.


                                     PAYMENT

      Charges occurring hereunder in accordance with this Terminal Agreement shall be invoiced at the conclusion of each and every month, computed in the total net gallonage withdrawn by ClickableOil during said monthly period.


                             PRODUCTS SPECIFICATION

      The product handled thereunder shall meet the specifications for New York Harbor #2, "heating oil" as set forth by the New York Mercantile Exchange.


                                      TITLE

      Title to the product shall remain with ClickableOil.


                             DELIVERIES AND RECEIPTS

      Deliveries and receipts shall be made within New Hyde Park Oil Terminal's usual business hours and at such a times as may be mutually agreed upon, provided that reasonable advance notice is given. Deliveries of product into New Hyde Park Oil Terminal shall be coordinated with the management personnel of New Hyde Park Oil Terminal.



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Page 3 of 5
Terminal Agreement

                              QUALITY DETERMINATION

      Truck loadings and inventory levels shall be based upon temperature adjusted (to 60 degrees) and loading rack meter readings. Loading tickets will be supplied by New Hyde Park Oil Terminal. Invoices and all documents to be forwarded to ClickableOil as per instruction.


                          THRU-PUT STATEMENT - INVOICE

      New Hyde Park Oil Terminal shall render to ClickableOil at the close of each month a thru-put statement covering the quantities in storage. All sums due under any invoice shall be paid without discount within (10) working days after receipt of invoice.


                                  DOCUMENTATION

      All documentation required for receipt of product into storage will be the responsibility of New Hyde Park Oil Terminal. All documentation required to authorize deliveries from the terminal shall be the responsibility of ClickableOil. ClickableOil shall have the right to audit all accounting records relative to this Agreement at any time during the normal working hours and upon reasonable notice. All loading documents shall be presented to the terminal prior to the discharge of any product.


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Page 4 of 5
Terminal Agreement

                                 IDEMNIFICATION

      Each party shall indemnify, defined and hold harmless the other party form and against all claims, suits, judgments, and any and all other incidents arising form the negligence of the party, its employees or agents in the performance of this agreement.


                                  FORCE MAJEURE

      If either party is rendered unable, wholly or in party, by force of majeure or any other cause of any kind, knot commonly within its control to perform or comply with any obligation or condition of this Agreement, upon giving notice and reasonably full particulars to the other party, such obligation or condition shall be suspended during the continuance of the liability so caused and such parity shall be relieved of any liability during such a period provided that the cause of the suspension shall be remedied as far as possible with reasonable dispatch. The term `force majeure" shall include, without limitation by the following enumeration, Acts of God, federal, state, county or municipal order, rule, legislation or regulation, or compliance with any order, request or directive of any governmental authority or person purporting to act therefore, or when the supply of product or any facility of production, manufacture, storage, transportation, distribution or delivery contemplated by either party is interrupted, unavailable, or inadequate because of facts of law, strikes, lockouts, or other labor disturbances, riots, hurricanes, which are similar to the foregoing and reasonably beyond the control of the party failing to perform


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Page 5 of 5
Terminal Agreement

                                   ASSIGNMENT

      This Agreement shall not be assigned by either party without the prior consent of the other party.

                                     NOTICE

      Any notice required or permitted hereunder shall be deemed given when deposited in the US mail as registered or certified mail, return receipt requested, postage prepaid and addressed to the party to which the notice is being given at the address set forth above for each party.

                                    CLEARANCE

      ClickableOil will provide New Hyde Park Oil Terminal with a written notice listing those persons authorized to clear truck under ClickableOil account. No truck shall be loaded at New Hyde Park Oil Terminal without proper clearance, which will be provided to New Hyde Park Oil Terminal by an authorized representative and/or employee of ClickableOil.


---------------------------               ------------------------------

New Hyde Park Oil Terminal, LLC           ClickableOil.com, Inc.

By:                                       By:

Date                                      Date:


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                        INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made and effective this date ClickableOil, by and between "Illegible, LLC" ("Transporter") and ClickableOil.com, Inc. ("Company").

Now, therefore, Consultant and Company agree as follows:

1.  Engagement
Company hereby engaged Transporter, and Transporter accepts engagement, to provide to Company the following services; Truck Transportation of #2 Diesel, #4, or #6 fuel oil according to the attached Rate Schedule (Exhibit A.)
2. Term
Transporter shall provide services to Company pursuant to this Agreement for a term commencing 9/00 and ending on 9/04.
3. Place of Work
Transporter shall render services primarily in the areas described in the Area Services Schedule, Exhibit B; Bronx, Brooklyn, Queens, Manhattan, Westchester County , New York, and Easter Pennsylvania and Western New Jersey. Transporter will, upon request, provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of particular services.
4. Time
Transporters daily schedule and hours worked under this Agreement on a given day shall generally be subject to Transporter's discretion. Company relies upon Transporter to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.
5. Payment
Company shall pay Transporter for services performed pursuant to this Agreement. Payment shall be made within 30 days of invoice date. Transporter shall bear all of expenses and absorb all liabilities in the performance of this Agreement.

6. Covenant Not to
Compete. During the term of this Agreement and for a period of 48 months thereafter, Transporter shall not, directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by Company without prior written consent from ClickableOil.com. In the event any of the provisions of this Section 6 are determined to be invalid by reason to cure the invalidity. In the event of a breach, or a threatened breach, of this Section 6, Company shall be entitled to obtain an injunction restraining the commitments or continuance or continuance of the breach, as well as any other legal equitable remedies permitted by law.

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7. Confidentiality
During the term of this Agreement, and thereafter, Transporter shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as , but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specification, models, software, source codes and object codes. Confidential information shall not include any information that;
      A. is disclosed by Company without restriction;
      B. becomes publicly available through no act of Consultant;
      C. is rightfully received by Consultant from a third party.
8. Termination
A. This Agreement may be terminated by Company as follows:
      i. If Transporter is unable to provide services by reason of temporary or permanent illness, disability, incapacity or death.
      ii.   Breach or default of any obligation of Transporter pursuant to
            Section 6, Covenant Not to Compete, or Section 7, Confidentiality, of this Agreement.
      iii. Breach or default by Transporter of any other material obligation in this Agreement, which breach or default is not cured within 48 hours of written notice from Company.
B. Transporter may terminate this Agreement as follows:
      i. Breach or default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Transporter.
      ii. If Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of such remains undismissed for a period of sixty (60) days.
9. Independent Contractor
Transporter is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company.
10. Tools and Supplies
Unless otherwise agreed to by Company in advance, Transporter shall be solely responsible for procuring, paying for and maintaining any equipment, software, paper, tools or supplies necessary or appropriate for the performance of services hereunder.
11. Controlling Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
12. Headings
The headings in this Agreement are inserted for convenience only shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

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13. Final Agreement
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreement between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by and agreement in writing signed by both of the parties.

14. Notices
Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

      If to Transporter:

                              Nexgen Energy, LLC
                              701 South Columbus Avenue
                              Mt. Vernon, NY 10550

      If to Company:

                              ClickableOil.com
                              701 South Columbus
                              Mount Vernon, NY 10550
                              Phone (610) 250-8747
                              Fax (610) 515-9918

15. Severablitiy
If any term of tis Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written,

[Signature]